Exhibit 99

                 Dillard's, Inc. Reports December Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 6, 2005--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended January 1, 2005 were $1,255,851,000 compared to sales for the five weeks ended January 3, 2004 of $1,246,154,000. Sales increased 1% for the five-week period on both a total and comparable store basis.
    Sales for the 48 weeks ended January 1, 2005 were $7,038,782,000 compared to sales for the 48 weeks ended January 3, 2004 of $7,120,077,000. Sales declined 1% for the 48-week period on both a total and comparable store basis.
    During the five weeks ended January 1, 2005, sales in the Company's Eastern and Western regions were above trend, exceeding the average sales performance in total stores. Sales in the Central region were below trend.
    During the five weeks ended January 1, 2005, sales of accessories, shoes and lingerie considerably exceeded the Company's average sales performance. Sales were above trend in cosmetics and children's clothing. Sales were slightly below trend in men's clothing and below trend in women's and juniors' categories. Sales of home merchandise were significantly below trend.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.



    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965